As filed with the Securities and Exchange Commission on February 9, 2015

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Advisory Board Company

(Exact name of registrant as specified in its charter)

Delaware	52-1468699
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2445 M Street, NW Washington, D.C.	20037
(Address of Principal Executive Offices)	(Zip Code)

The Advisory Board Company Inducement Stock Incentive Plan for Royall Employees

(Full title of the plan)

Michael T. Kirshbaum

Chief Financial Officer

The Advisory Board Company

2445 M Street, NW

Washington, D.C. 20037

(Name and address of agent for service)

(202) 266-5600

(Telephone number, including area code, of agent for service)

Copies to:

Evan R. Farber

General Counsel and Corporate Secretary

The Advisory Board Company

2445 M Street, NW

Washington, D.C. 20037

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value	1,906,666	$49.43	$94,246,501	$10,952

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of Common Stock, $0.01 par value, of the registrant shown in the table above, an indeterminate number of shares of Common Stock which, by reason of changes in the capitalization of the registrant and other events specified in The Advisory Board Company Inducement Stock Incentive Plan for Royall Employees, may become subject to such plan.

(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee, based on the average of the high and low prices per share of the Common Stock on February 5, 2015, as reported by the NASDAQ Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of this registration statement will be sent or given to participants in The Advisory Board Company Inducement Stock Incentive Plan for Royall Employees. Such documents will not be filed with the Securities and Exchange Commission (the “SEC”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Advisory Board Company (the “Company”) incorporates by reference herein the following documents filed by it with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any portion of such documents deemed to have been furnished and not filed in accordance with SEC rules):

(1)	the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014;

(2)	the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014 and September 30, 2014;

(3)	the Company’s Current Reports on Form 8-K filed with the SEC on September 5, 2014, December 11, 2014, January 9, 2015, January 12, 2015 (as amended by the Current Report on Form 8-K/A filed on January 20, 2015), January 20, 2015 and January 27, 2015; and

(4)	the description of the Company’s Common Stock, $ 0.01 par value (the “Common Stock”), contained in its Current Report on Form 8-K filed on January 20, 2015, and any amendments or reports filed for the purpose of updating such description.

In addition, the Company incorporates by reference all documents filed by it with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. All such incorporated documents shall be deemed to be a part of this registration statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated into this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable. The Common Stock is registered under Section 12(b) of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of Common Stock being offered by this registration statement has been passed upon by Evan R. Farber, the Company’s General Counsel and Corporate Secretary. As of February 1, 2015, Mr. Farber beneficially owned 18,334 shares of Common Stock, including 16,368 shares issuable upon the exercise of stock options outstanding under employee benefit plans that are exercisable as of or within 60 days after such date, and holds stock options outstanding under employee benefit plans to purchase an additional 52,396 shares of Common Stock and restricted stock units outstanding under employee benefit plans representing the right to acquire an additional 15,100 shares of Common Stock that are not vested and will not vest as of or within 60 days after such date.

Item 6.	Indemnification of Directors and Officers.

The following summarizes arrangements by which directors and officers of the Company are indemnified against liability which they may incur in such capacities.

Delaware General Corporation Law

Section 102 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) allows a corporation in its certificate of incorporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law, or obtained an improper personal benefit from any transaction.

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation

The Company’s certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors. Nothing in this provision, however, will eliminate or limit the liability of directors (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

The Company’s certificate of incorporation also provides for the indemnification of the officers and directors of the Company to the fullest extent permitted by the Delaware General Corporation Law. The certificate of incorporation states that each person who was or is made a party to, or is threatened to be made a party to, any suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company in a similar capacity with another entity, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and settlement amounts) reasonably incurred in connection with a proceeding.

Bylaws

The Company’s bylaws provide that, to the fullest extent permitted by the Delaware General Corporation Law, the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors. Nothing in this provision, however, will eliminate or limit the liability of directors (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

The Company’s bylaws provide for the indemnification of the officers and directors of the Company to the fullest extent permitted by the Delaware General Corporation Law. The bylaws state that each person who was or is made a party to, or is threatened to be made a party to, any suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection therewith.

Registration Rights Agreement

In connection with its acquisition of Royall Acquisition Co., a Delaware corporation (“Royall”), on January 9, 2015, the Company entered into a registration rights and governance agreement (the “registration rights agreement”) with Royall Holdings, LLC, a Delaware limited liability company (“Royall Holdings”), the prior owner of Royall. The registration rights agreement provides that, subject to specified limitations and exceptions, in connection with the filing of any registration statement under the Securities Act pursuant to the registration rights agreement, Royall Holdings will indemnify and hold harmless, to the fullest extent permitted by law, each person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, liabilities and expenses incurred by such person pursuant to any actual action, suit, proceeding or investigation arising out of or based upon any untrue or alleged untrue statement of a material fact contained in, or any omission or alleged omission of a material fact required to be stated in, any such registration statement (or in any prospectus contained therein, any preliminary prospectus or any amendment or supplement to any of the foregoing, or in certain related filings with the

Securities and Exchange Commission), or necessary to make the statements therein not misleading, but only to the extent that any such statement or omission is made in reliance on and in conformity with information with respect to Royall Holdings furnished in writing to the Company by Royall Holdings or its counsel specifically for use therein.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Company herewith files or incorporates by reference the exhibits identified below:

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

4.2	Amended and Restated Bylaws of the Company. Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 14, 2007.

4.3	Form of Common Stock Certificate. Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1/A filed with the SEC on October 29, 2001.

4.4*	The Advisory Board Company Inducement Stock Incentive Plan for Royall Employees.

5.1*	Opinion of Evan R. Farber, General Counsel of the Company, regarding the validity of the securities registered hereby.

23.1*	Consent of Evan R. Farber (contained in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm for the Company.

23.3*	Consent of PricewaterhouseCoopers, LLP, independent auditor for Royall Acquisition Co.

24.1*	Power of Attorney (included on the signature page of this registration statement).

*	Filed herewith.

Item 9.	Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on this 9th day of February, 2015.

The Advisory Board Company

By:	/s/ Robert W. Musslewhite
Name:	Robert W. Musslewhite
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert W. Musslewhite, Michael T. Kirshbaum and Evan R. Farber, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement under Rule 462 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the date indicated.

/s/ Robert W. Musslewhite Robert W. Musslewhite	Chairman and Chief Executive Officer (Principal Executive Officer)	February 9, 2015

/s/ Michael T. Kirshbaum Michael T. Kirshbaum	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	February 9, 2015

/s/ David L. Felsenthal David L. Felsenthal	President and Director	February 9, 2015

/s/ Sanju K. Bansal Sanju K. Bansal	Director	February 9, 2015

/s/ Peter J. Grua Peter J. Grua	Director	February 9, 2015

/s/ Nancy Killefer Nancy Killefer	Director	February 9, 2015

/s/ Kelt Kindick Kelt Kindick	Director	February 9, 2015

/s/ Mark R. Neaman Mark R. Neaman	Director	February 9, 2015

/s/ Leon D. Shapiro Leon D. Shapiro	Director	February 9, 2015

/s/ Frank J. Williams Frank J. Williams	Director	February 9, 2015

/s/ LeAnne M. Zumwalt LeAnne M. Zumwalt	Director	February 9, 2015

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

4.2	Amended and Restated Bylaws of the Company. Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 14, 2007.

4.3	Form of Common Stock Certificate. Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1/A filed with the SEC on October 29, 2001.

4.4*	The Advisory Board Company Inducement Stock Incentive Plan for Royall Employees.

5.1*	Opinion of Evan R. Farber, General Counsel of the Company, regarding the validity of the securities registered hereby.

23.1*	Consent of Evan R. Farber (contained in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm for the Company.

23.3*	Consent of PricewaterhouseCoopers, LLP, independent auditor for Royall Acquisition Co.

24.1*	Power of Attorney (included on the signature page of this registration statement).

*	Filed herewith.